EXHIBIT 10.30

APRIA HEALTHCARE GROUP INC.
2006 EXECUTIVE BONUS PLAN

This document sets forth the terms of the 2006 Executive Bonus Plan (the “Plan”) of Apria Healthcare Group Inc. (the “Company”).

Operation of the Plan

Potential Bonus. The Company’s Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer, as well as the Company’s Executive Vice Presidents and Senior Vice Presidents designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as participating in the Plan, may be eligible to receive a bonus under the Plan (the “bonus opportunity”). The maximum bonus opportunity for any such participant under the Plan is equal to 100% of the participant’s annualized rate of base salary as in effect on January 1, 2006 (the participant’s “2006 rate of base salary”).

Components of Potential Bonus and their Relative Weights. The portion of a participant’s bonus opportunity that is actually paid out will depend upon the actual level of the Company’s [confidential financial performance measures omitted] (each, a “performance measure”) for calendar 2006 compared to the target level of such performance measures for 2006 (as set forth below). For purposes of the Plan, all of such performance measures will be determined on a consolidated basis in accordance with generally accepted accounting principles as applied in the Company’s financial reporting.

A “weight” is also assigned to each performance measure. The “weight” assigned to a particular measure is the portion of the participant’s bonus opportunity that will be paid based on the degree of attainment of the related performance measure. The weight assigned to each performance measure is set forth in the chart below:

Weight of Performance Measure in Determining Payout of Bonus Opportunity

[Confidential financial performance measures omitted] *

20% 40% 40%

Example: If a participant’s bonus opportunity under the Plan (100% of the participant’s 2006 rate of base salary) is $250,000, then payment of $50,000 ($250,000, multiplied by 20%) of the bonus opportunity will be based on the Company’s actual level of *for 2006.

For each performance measure, there is a minimum performance goal that must be achieved (a “threshold”) in order for a bonus to be payable with respect to that measure and a target performance goal (a “target”) that must be achieved for the bonus to be paid at the target level with respect to that performance measure. If the Company does not meet the threshold level for a particular performance measure, no bonus will be payable with respect to that performance measure. If the Company meets or exceeds the target level for a particular measure, then 100% of the portion of the participant’s bonus opportunity that is payable with respect to that performance measure will be payable, subject to the other terms and conditions of the Plan. If the Company meets the threshold level for a particular performance measure but does not meet the target level for that measure, then the portion of the bonus opportunity that will be payable with respect to that performance measure will be determined by linear interpolation with 80% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at the threshold level and with 100% of the portion of the bonus opportunity payable with respect to the performance measure for achievement at or above the target level. The threshold and target levels for each performance measure are set forth in the following chart:

Threshold and Target Levels for Performance Measures

[Confidential financial performance measures omitted] *

Threshold Level	*	*	*
Target Level	*	*	*

Example: If a participant’s bonus opportunity under the Plan is $250,000 and the Company’s * for 2006 is $285,500,000, then $45,000 will be payable with respect to the * performance measure ($250,000, multiplied by 20%, multiplied by 90%). Note that the $45,000 does not include any portion of the bonus opportunity that may be payable with respect to the other performance measures.

Example: If a participant’s bonus opportunity under the Plan is $250,000 and the Company meets but does not exceed the threshold level for all performance measures, then $200,000 will be payable under the Plan ($250,000, multiplied by 80%).

Payment Terms

Award Payment and Timing. As soon as administratively practicable after the Company’s audited financial statements for 2006 have been prepared, the Committee will determine whether and the extent to which bonuses are payable pursuant to the Plan. No payment shall be made with respect to the Plan unless and until the Committee has certified, by resolution or other appropriate action in writing, that the amount of any such bonus has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the applicable performance condition(s) were, in fact, satisfied at the applicable level(s). To the extent a participant is entitled to a bonus under the Plan, such bonus shall be paid promptly following such determination by the Committee and, to the extent required to satisfy Section 409A of the Internal Revenue Code, in no event later than March 15, 2007.

Other Rules

Termination of Employment Rules. Except as provided below, a participant must be employed by the Company or one of its affiliates or subsidiaries on December 31, 2006 in order to be eligible to receive a bonus under the Plan (subject to the achievement of the applicable performance measures), and a participant will have no right to a Plan bonus (or any partial bonus) if the participant’s employment terminates or is terminated (regardless of the reason, whether with or without cause) prior to December 31, 2006.

If a participant’s employment with the Company or one of its affiliates is terminated after June 30, 2006 but prior to December 31, 2006 by the Company or the affiliate that employs the participant other than for Cause (as defined below) and other than on account of the participant’s death or Disability (as defined below), the participant will be entitled to a bonus under the Plan equal to (1) the bonus the participant would have received under the Plan had the participant remained employed with the Company or one of its affiliates through December 31, 2006, multiplied by (2) a fraction, the numerator of which is the number of calendar days in 2006 that occurred prior to the termination of the participant’s employment and the denominator of which is 365. Payment of the bonus will be made at the same time as the payment of Plan bonuses generally.

For purposes of the Plan, “Cause” and “Disability” shall have the respective meanings assigned to such terms in the participant’s Executive Severance Agreement or Employment Agreement.

Change in Control Event. Notwithstanding anything to the contrary in the Plan, in the event a Change in Control Event (as defined in the Company’s 2003 Performance Incentive Plan) occurs in 2006, the Plan will immediately terminate upon the event, and a participant who is employed by the Company or one of its affiliates immediately prior to such event will be entitled to a bonus under the Plan equal to (1) the participant’s bonus opportunity, multiplied by (2) a fraction, the numerator of which is the number of calendar days in 2006 that occurred prior to the Change in Control Event and the denominator of which is 365. In such event, Plan bonuses will be paid on the effective date of the Change in Control Event.

No Assignment. The rights, if any, of a participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent or distribution.

Taxation. Bonus payments will be taxed as ordinary income (wages) in the year of payment. All payments will be subject to required income, employment and other tax withholdings and any other authorized deductions.

Amendment. The Committee reserves the right to amend and/or terminate the Plan at any time and in any manner, with or without notice; provided, however, that the consent of a participant will be required to the extent such amendment or termination materially and adversely affects the participant’s rights under the Plan. Adjustments pursuant to the “Adjustment” section below shall not require participant consent. No amendment shall be binding upon the Company unless approved by the Committee and set forth in writing.

No Fiduciary Relationship. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company and any of its affiliates on one hand, and any participant or any other person on the other hand.

No Right to Bonus or Continued Employment. Nothing contained in the Plan or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects an employee’s status as an employee at will who is subject to termination without cause, confers upon any participant any right to remain employed by or in service to the Company (or any affiliate), interferes in any way with the right of the Company (or any affiliate) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. The Plan does not constitute a contract and does not confer upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of the Company (or any affiliate) to continue any bonus plan (similar to the Plan or otherwise) in any future fiscal year.

Administration. The Committee shall administer the Plan, select participants for the Plan, determine the applicable performance measures, relative weights of those measures, specific performance goals, and bonus opportunities, determine performance and the extent to which any applicable goals have been satisfied, determine whether any bonus is actually payable under the Plan and, subject to the express limitations of the Plan, the amount of each bonus, and determine the time or times at which and the form and manner in which bonuses will be paid. The Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to the Plan. All actions taken and all interpretations and determinations made by the Company in respect of the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law. Bonuses under the Plan are granted pursuant to Section 5.2 of the Company’s 2003 Performance Incentive Plan (the “Stock Plan”) and are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Plan will be construed in accordance with the applicable provisions of the Stock Plan and Section 162(m) and any applicable regulations thereunder.

Adjustments. The * target shall be adjusted if the budgeted $75 million share repurchase is delayed past July 1, 2006. The Committee shall, to the extent it determines appropriate in order to preserve the intended incentives, also adjust the performance thresholds and target levels to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were established. Notwithstanding the foregoing, the Committee will not make any change or adjustment under the Plan to the extent it would cause Plan bonuses to cease to qualify as “performance-based compensation” within the meaning of Section 162(m).

* This portion of the Plan has been omitted.